EXHIBIT 99.1

OXiGENE Announces Presentation of Data From the Phase 2 GOG186I Study at the 15th Biennial Meeting of the International Gynecologic Cancer Society

SOUTH SAN FRANCISCO, Calif., Oct. 6, 2014 (GLOBE NEWSWIRE) -- OXiGENE, Inc. (Nasdaq:OXGN), a biopharmaceutical company developing novel cancer therapeutics, today announced that the data from the Phase 2 GOG186I study of fosbretabulin in combination with bevacizumab will be presented on Sunday, November 9 at the 15th Biennial Meeting of the International Gynecologic Cancer Society (IGCS) meeting being held in Melbourne, Australia.

The study results will be presented in an oral presentation titled "Randomized Phase 2 Evaluation of Bevacizumab versus Bevacizumab/Fosbretabulin in Recurrent Ovarian, Tubal, or Peritoneal Carcinoma: A Gynecologic Oncology Group Study."

A summary abstract regarding the study is currently available on the IGCS website at www2.kenes.com/igcs under "scientific programme" in the Scientific Information section. Additional data are expected to be included in the conference presentation on November 9, and the company will report on the additional data at that time.

About OXiGENE

OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer. The Company is focused on developing vascular disrupting agents (VDAs), which are compounds that selectively disrupt abnormal blood vessels associated with solid tumor survival and progression. The Company's lead clinical product candidate, fosbretabulin, is in development as a potential treatment for solid tumors. OXi4503, its second product candidate, is in development for acute myeloid leukemia (AML). OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.

Safe Harbor Statement

This news release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Any or all of the forward-looking statements in this press release, which include the timing of advancement, outcomes, and regulatory guidance relative to our clinical programs, achievement of our business and financing objectives may turn out to be wrong. Forward-looking statements can be affected by inaccurate assumptions OXiGENE might make or by known or unknown risks and uncertainties, including, but not limited to, the inherent risks of drug development and regulatory review, and the availability of additional financing to continue development of our programs.

Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in OXiGENE's reports to the Securities and Exchange Commission, including OXiGENE's reports on Form 10-K, 10-Q and 8-K. However, OXiGENE undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise. Please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

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